Exhibit (17)(h)

ANNUAL REPORT / OCTOBER 31, 2008

Legg Mason Partners

Equity Income Builder Fund

Managed by	CLEARBRIDGE ADVISORS

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund’s principal objective is to provide a high level of current income. The Fund’s secondary objective is long-term capital appreciation.

What’s inside

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc.

Letter from the chairman

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

Economic growth in the U.S. was mixed during the 12-month period ended October 31, 2008. Looking back, third quarter 2007 U.S. gross domestic product (“GDP”)i growth was a strong 4.8%. However, continued weakness in the housing market, an ongoing credit crunch and soaring oil and food prices then took their toll on the economy, as fourth quarter 2007 GDP declined 0.2%. The economy then expanded 0.9% and 2.8% during the first and second quarters of 2008, respectively. This rebound was due, in part, to rising exports that were buoyed by a weakening U.S. dollar, and solid consumer spending, which was aided by the government’s tax rebate program. The dollar’s rally and the end of the rebate program, combined with other strains on the economy, then caused GDP to take a step backward in the third quarter of 2008. According to the preliminary estimate released by the U.S. Department of Commerce, third quarter 2008 GDP declined 0.5%.

The latest Bureau of Economic Research release indicates that the U.S. is currently in recession. Evidence supporting this conclusion includes a slowdown in consumer spending, with four consecutive months of declining retail sales from July through October 2008. According to the Department of Commerce, October’s 2.8% fall in retail sales is the sharpest decline since it began tracking this data in 1992. In terms of the job market, the U.S. Department of Labor reported that payroll employment declined in each of the first 10 months of 2008. Year-to-date through October, roughly 1.2 million jobs have been shed and the unemployment rate now stands at 6.5%, its highest level since 1994.

Ongoing issues related to the housing and subprime mortgage markets and seizing credit markets prompted the Federal Reserve Board (“Fed”)ii to take aggressive and, in some cases, unprecedented actions. Beginning in September 2007, the Fed reduced the federal funds rateiii from 5.25% to 4.75%. This marked the first such reduction since June 2003. The Fed then reduced the federal funds rate on six additional occasions through April 2008, bringing the federal funds rate to 2.00%. The Fed then shifted gears in the face of mounting inflationary prices and a weakening U.S. dollar. At its meetings in June, August and September 2008, the Fed held rates steady.

Legg Mason Partners Equity Income Builder Fund	I

Letter from the chairman continued

Then, on October 8, 2008, in a global coordination effort with six central banks around the world, interest rates were cut in an attempt to reduce the strains in the global financial markets. At that time, the Fed lowered the federal funds rate from 2.00% to 1.50%. The Fed again cut rates from 1.50% to 1.00% at its regularly scheduled meeting on October 29, 2008. In conjunction with its October meeting, the Fed stated: “The pace of economic activity appears to have slowed markedly, owing importantly to a decline in consumer expenditures. … Moreover, the intensification of financial market turmoil is likely to exert additional restraint on spending, partly by further reducing the ability of households and businesses to obtain credit.”

In addition to the interest rate cuts, the Fed took several actions to improve liquidity in the credit markets. In March 2008, the Fed established a new lending program allowing certain brokerage firms, known as primary dealers, to also borrow from its discount window. Also in March, the Fed played a major role in facilitating the purchase of Bear Stearns by JPMorgan Chase. In mid-September 2008, it announced an $85 billion rescue plan for ailing AIG and pumped $70 billion into the financial system as Lehman Brothers’ bankruptcy and mounting troubles at other financial firms roiled the markets.

The U.S. Department of the Treasury has also taken an active role in attempting to stabilize the financial system, as it orchestrated the government’s takeover of mortgage giants Fannie Mae and Freddie Mac in September. In addition, on October 3, 2008, the Treasury’s $700 billion Troubled Asset Relief Program (“TARP”) was approved by Congress and signed into law by President Bush. As part of TARP, the Treasury had planned to make a $250 billion capital injection into some of the nation’s largest banks. However, in November 2008 (after the reporting period ended), Treasury Secretary Paulson said the Treasury no longer intended to use TARP to purchase bad loans and other troubled financial assets.

The U.S. stock market was extremely volatile and generated poor results during the 12 months ended October 31, 2008. Stock prices declined during each of the first five months of the period. This was due, in part, to the credit crunch, weakening corporate profits, rising inflation and fears of an impending recession. The market then reversed course and posted positive returns in April and May 2008. The market’s rebound was largely attributed to hopes that the U.S. would skirt a recession and that corporate profits would rebound as the year progressed. However, given the escalating credit crisis and the mounting turmoil in the financial markets, stock prices moved lower during four of the last five months of the period, including S&P 500 Indexiv declines of 8.91% and 16.79% in September and October, respectively. All told, the S&P 500 Index returned -36.10% during the 12-month period ended October 31, 2008.

Looking at the U.S. bond market, both short- and long-term Treasury yields experienced periods of extreme volatility during the 12-month period.

II	Legg Mason Partners Equity Income Builder Fund

Investors were initially focused on the subprime segment of the mortgage-backed market. These concerns broadened, however, to include a wide range of financial institutions and markets. As a result, other fixed-income instruments also experienced increased price volatility. This unrest triggered several “flights to quality,” causing Treasury yields to move lower (and their prices higher), while riskier segments of the market saw their yields move higher (and their prices lower). This was particularly true toward the end of the period, as the turmoil in the financial markets and sharply falling stock prices caused investors to flee securities that were perceived to be risky, even high-quality corporate bonds and high-grade municipal bonds. At one point in September 2008, the yield available from the three-month Treasury bill fell to 0.04%, as investors were essentially willing to forgo any return potential in order to access the relative safety of government-backed securities. During the 12 months ended October 31, 2008, two-year Treasury yields fell from 3.94% to 1.56%. Over the same time frame, 10-year Treasury yields moved from 4.48% to 4.01%. Looking at the 12-month period as a whole, the overall bond market, as measured by the Barclays Capital U.S. Aggregate Indexv, returned 0.30%.

A special note regarding increased market volatility

In recent months, we have experienced a series of events that have impacted the financial markets and created concerns among both novice and seasoned investors alike. In particular, we have witnessed the failure and consolidation of several storied financial institutions, periods of heightened market volatility, and aggressive actions by the U.S. federal government to steady the financial markets and restore investor confidence. While we hope that the worst is over in terms of the issues surrounding the credit and housing crises, it is likely that the fallout will continue to impact the financial markets and the U.S. economy during the remainder of the year and into 2009 as well.

Like all asset management firms, Legg Mason has not been immune to these difficult and, in some ways, unprecedented times. However, today’s challenges have only strengthened our resolve to do everything we can to help you reach your financial goals. Now, as always, we remain committed to providing you with excellent service and a full spectrum of investment choices. And rest assured, we will continue to work hard to ensure that our investment managers make every effort to deliver strong long-term results.

We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our enhanced website, www.leggmason.com/individualinvestors. Here you can gain immediate access to many special features to help guide you through difficult times, including:

•	Fund prices and performance,

Legg Mason Partners Equity Income Builder Fund	III

Letter from the chairman continued

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

During periods of market unrest, it is especially important to work closely with your financial advisor and remember that reaching one’s investment goals unfolds over time and through multiple market cycles. Time and again, history has shown that, over the long run, the markets have eventually recovered and grown.

Information about your fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s reporting period and to learn how those conditions have affected Fund performance.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

December 1, 2008

IV	Legg Mason Partners Equity Income Builder Fund

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

[v]

The Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

Legg Mason Partners Equity Income Builder Fund	V

Fund overview

Q. What is the Fund’s investment strategy?

A. The Fund’s principal objective is to provide a high level of current income with a secondary investment objective of long-term capital appreciation. We believe that high-quality companies with sound or improving balance sheets coupled with strong dividend profiles are attractive candidates for long-term investment. Our investment philosophy tends to focus on identifying companies that demonstrate industry leadership, or that are improving their competitive position through innovation. With respect to the dividend, our main focus is on the current yield of the security. Dividend or income growth over time is a secondary objective. Under normal circumstances, the Fund invests at least 80% of the value of its net assets in equity securities or other investments with similar economic characteristics. Equity securities include exchange traded and over-the-counter common stocks, preferred stocks, and debt securities convertible into equity securities. The Fund may also invest in Real Estate Investment Trusts (“REITs”). Further, the Fund may invest in fixed-income securities (subject to a limit of 20% of the Fund’s net assets) when we believe such securities provide attractive income opportunities. While the Fund mainly invests in common stocks that pay a dividend, its flexible mandate provides us with an extended set of investment opportunities to help generate current income.

Q. What were the overall market conditions during the Fund’s reporting period?

A. The U.S. stock market experienced several broad but short-lived rallies during the last quarter of 2007 through the spring of 2008 and continued to tread water through the end of August only to fall sharply in September. In early September, shortly after the Fund’s inception, a rapidly unfolding series of events linked to the ongoing credit market crisis led to the collapse and subsequent rescue by the Federal Reserve Board (“Fed”)i of the world’s largest insurance company, American International Group, the distressed acquisition of financial services firm Merrill Lynch by Bank of America, and the bankruptcy filing of investment bank Lehman Brothers, the largest in U.S. history. In response, the Fed and the U.S. Department of the Treasury took several steps in an effort to stabilize the credit markets and Congress approved a $700 billion program to provide support to the ailing financial system.

As the fiscal year drew to a close, the month of October took its place in the history books as one of the worst ever for the U.S. stock market, second only to the “Black Monday” crash of October 1987 for the Dow Jones Industrial Average (“DJIA”)ii, which dropped over 22% on a single day, and the most volatile month for the S&P 500 Indexiii since November 1929. The difficulty was not isolated to the U.S., as fears of a deep recession and worldwide slowdown led global stock markets to lose trillions in value, while a global sell-off in commodities continued. Consumer confidence in the U.S. dropped a record amount against the prior month, as unemployment rose and

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	1

Fund overview continued

headlines highlighted a shift of concerns from commercial and real estate credit to consumer debt and speculation on the severity of the recession.

Q. How did we respond to these changing market conditions?

A. Given the extreme volatility during this time period and the many risks that we analyzed and identified, we believed that a strong defensive posture was the appropriate investment strategy during this time. As such, we invested the Fund’s capital in a deliberate, disciplined and measured way and exercised caution in deploying fresh capital, only gradually increasing our exposure to equities when we believed prices were favorable.

Performance review

For the period from inception on August 29, 2008 through October 31, 2008, Class A shares of Legg Mason Partners Equity Income Builder Fund, excluding sales charges, returned -10.52%. The Fund’s unmanaged benchmark, the Russell 3000 Value Indexiv, returned -23.42% over the same time frame. The Lipper Equity Income Funds Category Average1 returned -21.69% for the same period.

PERFORMANCE SNAPSHOT as of October 31, 2008 (excluding sales charges) (unaudited)
SINCE FUND INCEPTION*
Equity Income Builder Fund — Class A Shares	-10.52%
Russell 3000 Value Index	-23.42%
Lipper Equity Income Funds Category Average[1]	-21.69%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class C shares returned -10.57%, Class FI shares returned -10.52%, Class R shares returned -10.54%, Class I shares returned -10.41% and Class IS shares returned -10.41% over the period from August 29, 2008 through October 31, 2008. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.
Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.
*The Fund’s inception date is August 29, 2008.
TOTAL ANNUAL OPERATING EXPENSES (unaudited)
As of the Fund’s most current prospectus, the gross total operating expense ratios for Class A, Class C, Class FI, Class R, Class I and Class IS shares were 1.35%, 2.10%, 1.35%, 1.60%, 1.10% and 1.00%, respectively.
As a result of expense limitations, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 1.05% for Class A shares, 1.80% for Class C shares, 1.05% for Class FI shares, 1.30% for Class R shares, 0.80% for Class I shares and 0.80% for Class IS shares. These expense limitations may be reduced or terminated at any time.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the period from August 29, 2008 through October 31, 2008, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 332 funds in the Fund’s Lipper category, and excluding sales charges.

2	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Q. What were the leading contributors to performance?

A. The Fund’s overall stock selection and overall sector allocation both contributed to Fund performance relative to the benchmark. In particular, stock selection in the Financials, Energy, Consumer Discretionary, Materials, Information Technology (“IT”), Industrials and Consumer Staples sectors all contributed positively to performance when compared with the benchmark, as did the Fund’s underweights to the Industrials, Consumer Discretionary and IT sectors. In terms of individual Fund holdings, leading contributors to performance for the period included positions in Travelers Cos. Inc. in the Financials sector, Bristol-Myers Squibb Co. in the Health Care sector, United Technologies Corp. in the Industrials sector and Home Depot Inc. in the Consumer Discretionary sector.

Q. What were the leading detractors from performance?

A. The Fund’s stock selection in the Telecommunication Services sector and its underweights to the Health Care, Consumer Staples and Energy sectors detracted from performance as measured against the benchmark. In terms of individual Fund holdings, leading detractors from performance for the period included Windstream Corp. in the Telecommunication Services sector, General Electric Co. in the Industrials sector, CenterPoint Energy Inc. in the Utilities sector, as well as Weyerhaeuser Co. in the Materials sector.

Q. Were there any significant changes to the Fund during the reporting period?

A. During the reporting period, we gradually became more heavily invested in equities, particularly common stocks. Our analysis focused on common stocks of companies that we believed were of high quality and were well-positioned from a competitive standpoint. We analyzed the financial health of the companies and favored those with sound or improving balance sheets. For a company under consideration, we scrutinized the dividend profile and paid close attention to the current yield of the security, along with the company’s track record of paying such dividends. Dividend growth potential was also taken into consideration and we used a variety of valuation metrics to analyze the potential for long-term capital appreciation. Finally, we looked for attractive investments in the areas of preferred and convertible shares where we identified opportunities to further boost the Fund’s income potential.

Thank you for your investment in Legg Mason Partners Equity Income Builder Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Harry D. “Hersh” Cohen	Peter J. Vanderlee, CFA
Portfolio Manager	Portfolio Manager
ClearBridge Advisors, LLC	ClearBridge Advisors, LLC

November 18, 2008

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Fund overview continued

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of October 31, 2008 and are subject to change and may not be representative of the portfolio managers’ current or future investments. The Fund’s top 10 holdings (as a percentage of net assets) as of this date were: Annaly Capital Management Inc. (3.0%), JPMorgan Chase & Co., Junior Subordinated Notes (2.7%), AT&T Inc. (2.4%), Travelers Cos. Inc. (2.3%), Travelers Cos. Inc., Junior Subordinated Debentures (2.3%), H.J. Heinz Co. (2.2%), MetLife Inc., Series B (2.2%), Progress Energy Inc. (2.2%), Kraft Foods Inc., Class A Shares (2.1%) and BP PLC, ADR (2.1%). Please refer to pages 10 through 13 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. Portfolio holdings are subject to change at any time and may not be representative of the portfolio manager’s current or future investments. The Fund’s top five sector holdings (as a percentage of net assets) as of October 31, 2008 were: Financials (15.5%), Energy (13.1%), Health Care (6.6%), Consumer Staples (6.3%) and Telecommunication Services (5.7%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Keep in mind, stock prices are subject to market fluctuations. The Fund may invest in small- and mid-cap companies that may involve a higher degree of risk and volatility than investments in large-cap companies. Foreign securities are subject to certain risks of overseas investing including currency fluctuations and changes in political and economic conditions. Investments in REITs expose the Fund to risks similar to investing directly in real estate, including fluctuating property values, changes in interest rates and other mortgage-related risks. The Fund is not diversified, which may magnify the Fund’s losses from events affecting a particular issuer. As interest rates rise, bond prices fall, reducing the value of the Fund’s fixed-income portfolio. High-yield bonds are subject to additional risks such as the increased risk of default and greater volatility because of the lower credit quality of the issues. Convertible securities are subject to stock market, credit and interest rate risks. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices and a sustainable pattern of international trade and payments.

ii

The Dow Jones Industrial Average (“DJIA”) is a widely followed measurement of the stock market. The average is comprised of 30 stocks that represent leading companies in major industries. These stocks, widely held by both individual and institutional investors, are considered to be all blue-chip companies.

iii	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

iv

The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.) The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

4	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments — October 31, 2008

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Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments, and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on August 29, 2008 (inception date) and held for the period ended October 31, 2008.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN[1]
	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES[2]	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[3]
Class A	(10.52)%	$1,000.00	$894.80	1.05%	$1.63
Class C	(10.57)	1,000.00	894.30	1.80	2.79
Class FI	(10.52)	1,000.00	894.80	1.05	1.63
Class R	(10.54)	1,000.00	894.60	1.30	2.02
Class I	(10.41)	1,000.00	895.90	0.80	1.24
Class IS	(10.41)	1,000.00	895.90	0.80	1.24

[1]	For the period August 29, 2008 (inception date) to October 31, 2008.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

6	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN[1]
	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[2]
Class A	5.00%	$1,000.00	$1,006.48	1.05%	$1.73
Class C	5.00	1,000.00	1,005.25	1.80	2.96
Class FI	5.00	1,000.00	1,006.48	1.05	1.73
Class R	5.00	1,000.00	1,006.07	1.30	2.14
Class I	5.00	1,000.00	1,006.89	0.80	1.32
Class IS	5.00	1,000.00	1,006.89	0.80	1.32

[1]	For the period August 29, 2008 (inception date) to October 31, 2008.

[2]

Expenses are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

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Fund performance (unaudited)

AVERAGE ANNUAL TOTAL RETURNS[1,2]
	WITHOUT SALES CHARGES[3]
	CLASS A	CLASS C	CLASS FI	CLASS R	CLASS I	CLASS IS
Inception* through 10/31/08	(10.52)%	(10.57)%	(10.52)%	(10.54)%	(10.41)%	(10.41)%

	WITH SALES CHARGES[4]
	CLASS A	CLASS C	CLASS FI	CLASS R	CLASS I	CLASS IS
Inception* through 10/31/08	(15.69)%	(11.46)%	(10.52)%	(10.54)%	(10.41)%	(10.41)%

CUMULATIVE TOTAL RETURNS[1]
WITHOUT SALES CHARGES[3]
Class A (Inception date of 8/29/08 through 10/31/08)	(10.52)%
Class C (Inception date of 8/29/08 through 10/31/08)	(10.57)
Class FI (Inception date of 8/29/08 through 10/31/08)	(10.52)
Class R (Inception date of 8/29/08 through 10/31/08)	(10.54)
Class I (Inception date of 8/29/08 through 10/31/08)	(10.41)
Class IS (Inception date of 8/29/08 through 10/31/08)	(10.41)

[1]

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

[2]	Not annualized.

[3]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable CDSC with respect to Class C shares.

[4]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%; Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception date for Class A, C, FI, R, I and IS shares is August 29, 2008.

8	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Historical performance (unaudited)

VALUE OF $10,000 INVESTED IN CLASS A, C, FI, R, I AND IS SHARES OF LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND VS. RUSSELL 3000 VALUE INDEX† — August 29, 2008 - October 2008

†	Hypothetical illustration of $10,000 invested in Class A, C, FI, R, I and IS shares of Legg Mason Partners Equity Income Builder Fund at inception on August 29, 2008, assuming the deduction of the maximum initial sales charge of 5.75% at the time of investment for Class A shares and a CDSC of 1.00% for Class C shares and the reinvestment of all distributions, including returns of capital, if any, at net asset value through October 31, 2008. The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	9

Schedule of investments

October 31, 2008

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
SHARES	SECURITY	VALUE

COMMON STOCKS — 55.5%
CONSUMER DISCRETIONARY — 1.2%
	Media — 0.9%
6,500	Regal Entertainment Group, Class A Shares	$83,460
	Specialty Retail — 0.3%
1,000	Home Depot Inc.	23,590
	TOTAL CONSUMER DISCRETIONARY	107,050
CONSUMER STAPLES — 6.3%
	Food Products — 4.3%
4,500	H.J. Heinz Co.	197,190
6,500	Kraft Foods Inc., Class A Shares	189,410
	Total Food Products	386,600
	Household Products — 2.0%
3,000	Kimberly-Clark Corp.	183,870
	TOTAL CONSUMER STAPLES	570,470
ENERGY — 12.2%
	Energy Equipment & Services — 2.1%
2,100	Diamond Offshore Drilling Inc.	186,480
	Oil, Gas & Consumable Fuels — 10.1%
3,800	BP PLC, ADR	188,860
1,800	BP Prudhoe Bay Royalty Trust	148,482
3,000	Eni SpA, ADR	144,150
3,400	San Juan Basin Royalty Trust	125,970
6,800	Spectra Energy Corp.	131,444
3,300	Total SA, ADR	182,952
	Total Oil, Gas & Consumable Fuels	921,858
	TOTAL ENERGY	1,108,338
FINANCIALS — 7.8%
	Commercial Banks — 1.0%
3,150	U.S. Bancorp	93,901
	Insurance — 2.3%
5,000	Travelers Cos. Inc.	212,750
	Real Estate Investment Trusts (REITs) — 3.0%
19,500	Annaly Capital Management Inc.	271,050
	Thrifts & Mortgage Finance — 1.5%
7,700	People’s United Financial Inc.	134,750
	TOTAL FINANCIALS	712,451
HEALTH CARE — 5.0%
	Pharmaceuticals — 5.0%
4,800	Bristol-Myers Squibb Co.	98,640
3,200	GlaxoSmithKline PLC, ADR	123,840

See Notes to Financial Statements.

10	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
SHARES	SECURITY	VALUE

	Pharmaceuticals — 5.0% continued
3,000	Johnson & Johnson	$184,020
2,600	Pfizer Inc.	46,046
	TOTAL HEALTH CARE	452,546
INDUSTRIALS — 4.8%
	Aerospace & Defense — 1.1%
1,800	United Technologies Corp.	98,928
	Commercial Services & Supplies — 1.9%
5,600	Waste Management Inc.	174,888
	Industrial Conglomerates — 1.8%
8,600	General Electric Co.	167,786
	TOTAL INDUSTRIALS	441,602
INFORMATION TECHNOLOGY — 2.5%
	IT Services — 1.0%
2,500	Automatic Data Processing Inc.	87,375
	Semiconductors & Semiconductor Equipment — 1.5%
5,700	Microchip Technology Inc.	140,391
	TOTAL INFORMATION TECHNOLOGY	227,766
MATERIALS — 4.6%
	Chemicals — 3.6%
4,700	E.I. du Pont de Nemours & Co.	150,400
3,500	PPG Industries Inc.	173,530
	Total Chemicals	323,930
	Paper & Forest Products — 1.0%
2,500	Weyerhaeuser Co.	95,550
	TOTAL MATERIALS	419,480
TELECOMMUNICATION SERVICES — 5.7%
	Diversified Telecommunication Services — 5.7%
8,250	AT&T Inc.	220,853
5,600	Verizon Communications Inc.	166,152
17,000	Windstream Corp.	127,670
	TOTAL TELECOMMUNICATION SERVICES	514,675
UTILITIES — 5.4%
	Electric Utilities — 3.6%
8,000	Duke Energy Corp.	131,040
5,000	Progress Energy Inc.	196,850
	Total Electric Utilities	327,890
	Multi-Utilities — 1.8%
14,000	CenterPoint Energy Inc.	161,280
	TOTAL UTILITIES	489,170
	TOTAL COMMON STOCKS (Cost — $5,787,995)	5,043,548

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	11

Schedule of investments continued

October 31, 2008

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
SHARES	SECURITY	VALUE

PREFERRED STOCKS — 6.2%
CONSUMER DISCRETIONARY — 3.5%
	Media — 3.5%
10,000	CBS Corp., 7.250%	$162,300
8,000	Comcast Corp., Series B, 7.000%	160,480
	TOTAL CONSUMER DISCRETIONARY	322,780
FINANCIALS — 2.7%
	Diversified Financial Services — 0.5%
2,650	Merrill Lynch Preferred Capital Trust III, 7.000%	44,176
	Insurance — 2.2%
12,000	MetLife Inc., Series B, 6.500%	197,040
	TOTAL FINANCIALS	241,216
	TOTAL PREFERRED STOCKS (Cost — $673,383)	563,996
CONVERTIBLE PREFERRED STOCKS — 3.3%
ENERGY — 0.9%
	Oil, Gas & Consumable Fuels — 0.9%
100	El Paso Corp.	79,275
HEALTH CARE — 1.6%
	Pharmaceuticals — 1.6%
1,100	Schering-Plough Corp.	148,258
INDUSTRIALS — 0.8%
	Commercial Services & Supplies — 0.8%
2,100	Avery Dennison Corp.	71,463
	TOTAL CONVERTIBLE PREFERRED STOCKS (Cost — $386,348)	298,996
FACE AMOUNT
CORPORATE BONDS & NOTES — 5.0%
FINANCIALS — 5.0%
	Diversified Financial Services — 2.7%
$300,000	JPMorgan Chase & Co., Junior Subordinated Notes, 7.900% due 4/29/49(a)	243,758
	Insurance — 2.3%
350,000	Travelers Cos. Inc., Junior Subordinated Debentures, 6.250% due 3/15/37(a)	208,911
	TOTAL CORPORATE BONDS & NOTES (Cost — $555,149)	452,669
CONVERTIBLE BONDS & NOTES — 1.3%
INFORMATION TECHNOLOGY — 1.3%
	Computers & Peripherals — 0.5%
50,000	EMC Corp., 1.750% due 12/1/11	47,875

See Notes to Financial Statements.

12	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
FACE AMOUNT	SECURITY	VALUE

	Internet Software & Services — 0.8%
$100,000	VeriSign Inc., 3.250% due 8/15/37	$68,375
	TOTAL CONVERTIBLE BONDS & NOTES (Cost — $130,545)	116,250
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $7,533,420)	6,475,459
SHORT-TERM INVESTMENT — 26.6%
	Repurchase Agreement — 26.6%
2,410,000	State Street Bank & Trust Co., dated 10/31/08, 0.010% due 11/3/08; Proceeds due at maturity — $2,410,002; (Fully collateralized by U.S. Treasury Bonds, 0.000% due 12/4/08; Market value — $2,462,739) (Cost — $2,410,000)	2,410,000
	TOTAL INVESTMENTS — 97.9% (Cost — $9,943,420#)	8,885,459
	Other Assets in Excess of Liabilities — 2.1%	194,346
	TOTAL NET ASSETS — 100.0%	$9,079,805

(a)	Variable rate security. Interest rate disclosed is that which is in effect at October 31, 2008.

#	Aggregate cost for federal income tax purposes is $9,943,945.

Abbreviation used in this schedule:
ADR	—American Depositary Receipt

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	13

Statement of assets and liabilities

October 31, 2008

ASSETS:
Investments, at value (Cost — $7,533,420)	$6,475,459
Repurchase agreement, at value (Cost — $2,410,000)	2,410,000
Cash	265
Receivable for Fund shares sold	124,123
Receivable for securities sold	67,891
Receivable from investment manager	67,100
Dividends and interest receivable	28,786
Prepaid expenses	65,233
Total Assets	9,238,857
LIABILITIES:
Payable for securities purchased	133,907
Distribution fees payable	1,906
Trustees’ fees payable	509
Accrued expenses	22,730
Total Liabilities	159,052
TOTAL NET ASSETS	$9,079,805
NET ASSETS:
Par value (Note 7)	$9
Paid-in capital in excess of par value	10,144,445
Undistributed net investment income	40,606
Accumulated net realized loss on investments	(47,294)
Net unrealized depreciation on investments	(1,057,961)
TOTAL NET ASSETS	$9,079,805
Shares Outstanding:
Class A	848,069
Class C	9,104
Class FI	8,799
Class R	8,797
Class I	8,800
Class IS	8,800
Net Asset Value:
Class A (and redemption price)	$10.17
Class C1	$10.17
Class FI (and redemption price)	$10.17
Class R (and redemption price)	$10.17
Class I (and redemption price)	$10.18
Class IS (and redemption price)	$10.18
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$10.79

[1]	Redemption price per share is NAV of Class C shares reduced by a 1.00% CDSC if shares are redeemed within one year from purchase payment (See Note 3).

See Notes to Financial Statements.

14	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Statement of operations

For the Period Ended October 31, 2008†

INVESTMENT INCOME:
Dividends	$64,192
Interest	10,675
Less: Foreign taxes withheld	(854)
Total Investment Income	74,013
EXPENSES:
Legal fees	55,464
Audit and tax	14,900
Registration fees	12,493
Investment management fee (Note 3)	11,427
Shareholder reports (Note 5)	10,001
Distribution fees (Notes 3 and 5)	3,886
Custody fees	643
Trustees’ fees	600
Transfer agent fees (Note 5)	47
Miscellaneous expenses	1,093
Total Expenses	110,554
Less: Fee waivers and/or expense reimbursements (Note 3)	(94,327)
Fees paid indirectly (Note 1)	(151)
Net Expenses	16,076
NET INVESTMENT INCOME	57,937
REALIZED AND UNREALIZED LOSS ON INVESTMENTS (NOTES 1 AND 4):
Net Realized Loss on Investment Transactions	(47,294)
Change in Net Unrealized Appreciation/Depreciation from Investments	(1,057,961)
NET LOSS ON INVESTMENTS	(1,105,255)
DECREASE IN NET ASSETS FROM OPERATIONS	$(1,047,318)

†	For the period August 29, 2008 (inception date) to October 31, 2008.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	15

Statements of changes in net assets

FOR THE PERIOD ENDED OCTOBER 31,	2008†
OPERATIONS:
Net investment income	$57,937
Net realized loss	(47,294)
Change in net unrealized appreciation/depreciation	(1,057,961)
Decrease in Net Assets From Operations	(1,047,318)
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net investment income	(29,000)
Decrease in Net Assets From Distributions to Shareholders	(29,000)
FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	10,127,123
Reinvestment of distributions	29,000
Increase in Net Assets From Fund Share Transactions	10,156,123
INCREASE IN NET ASSETS	9,079,805
NET ASSETS:
Beginning of year	—
End of year*	$9,079,805
*Includes undistributed net investment income of:	$40,606

†	For the period August 29, 2008 (inception date) to October 31, 2008.

See Notes to Financial Statements.

16	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS A SHARES[1]	2008[2]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.07
Net realized and unrealized loss	(1.27)
Total loss from operations	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.03)
Total distributions	(0.03)
NET ASSET VALUE, END OF PERIOD	$10.17
Total return[3]	(10.52)%
NET ASSETS, END OF PERIOD (000s)	$8,629
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[4]	7.25%
Net expenses[4,5,6,7]	1.05
Net investment income[4]	3.81
PORTFOLIO TURNOVER RATE	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period August 29, 2008 (inception date) to October 31, 2008.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.

[5]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares will not exceed 1.05%.

[6]	Reflects fee waivers and/or expense reimbursements.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	17

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS C SHARES[1]	2008[2]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.05
Net realized and unrealized loss	(1.25)
Total loss from operations	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.03)
Total distributions	(0.03)
NET ASSET VALUE, END OF PERIOD	$10.17
Total return[3]	(10.57)%
NET ASSETS, END OF PERIOD (000s)	$92
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[4]	8.01%
Net expenses[4,5,6,7]	1.80
Net investment income[4]	3.06
PORTFOLIO TURNOVER RATE	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period August 29, 2008 (inception date) to October 31, 2008.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.

[5]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 1.80%.

[6]	Reflects fee waivers and/or expense reimbursements.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

18	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS FI SHARES[1]	2008[2]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.07
Net realized and unrealized loss	(1.27)
Total loss from operations	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.03)
Total distributions	(0.03)
NET ASSET VALUE, END OF PERIOD	$10.17
Total return[3]	(10.52)%
NET ASSETS, END OF PERIOD (000s)	$90
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[4]	7.30%
Net expenses[4,5,6,7]	1.05
Net investment income[4]	3.81
PORTFOLIO TURNOVER RATE	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period August 29, 2008 (inception date) to October 31, 2008.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.

[5]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class FI shares will not exceed 1.05%.

[6]	Reflects fee waivers and/or expense reimbursements.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	19

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS R SHARES[1]	2008[2]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.06
Net realized and unrealized loss	(1.26)
Total loss from operations	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.03)
Total distributions	(0.03)
NET ASSET VALUE, END OF PERIOD	$10.17
Total return[3]	(10.54)%
NET ASSETS, END OF PERIOD (000s)	$89
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[4]	7.55%
Net expenses[4,5,6,7]	1.30
Net investment income[4]	3.56
PORTFOLIO TURNOVER RATE	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period August 29, 2008 (inception date) to October 31, 2008.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.

[5]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class R shares will not exceed 1.30%.

[6]	Reflects fee waivers and/or expense reimbursements.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

20	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS I SHARES[1]	2008[2]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.07
Net realized and unrealized loss	(1.25)
Total loss from operations	(1.18)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.04)
Total distributions	(0.04)
NET ASSET VALUE, END OF PERIOD	$10.18
Total return[3]	(10.41)%
NET ASSETS, END OF PERIOD (000s)	$90
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[4]	7.05%
Net expenses[4,5,6,7]	0.80
Net investment income[4]	4.06
PORTFOLIO TURNOVER RATE	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period August 29, 2008 (inception date) to October 31, 2008.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.

[5]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.80%.

[6]	Reflects fee waivers and/or expense reimbursements.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	21

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS IS SHARES[1]	2008[2]
NET ASSET VALUE, BEGINNING OF PERIOD	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.07
Net realized and unrealized loss	(1.25)
Total loss from operations	(1.18)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.04)
Total distributions	(0.04)
NET ASSET VALUE, END OF PERIOD	$10.18
Total return[3]	(10.41)%
NET ASSETS, END OF PERIOD (000s)	$90
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[4]	7.05%
Net expenses[4,5,6,7]	0.80
Net investment income[4]	4.06
PORTFOLIO TURNOVER RATE	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period August 29, 2008 (inception date) to October 31, 2008.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.

[5]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class IS shares will not exceed 0.80%.

[6]	Reflects fee waivers and/or expense reimbursements.

[7]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

22	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Partners Equity Income Builder Fund (the “Fund”) is a separate non-diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(b) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(c) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(d) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	23

Notes to financial statements continued

net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(e) Class accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(f) Fees paid indirectly. The Fund’s custody fees are reduced according to a fee arrangement, which provides for a reduction based on the level of cash deposited with the custodian by the Fund. If material, the amount is shown as a reduction of expenses on the Statement of Operations.

(g) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of October 31, 2008, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	UNDISTRIBUTED NET INVESTMENT INCOME	PAID-IN CAPITAL
(a)	$11,669	$(11,669)

(a)	Reclassifications are primarily due to non-deductible 12b-1 fees and non-deductible offering costs.

2. Investment valuation

The Fund adopted Statement of Financial Accounting Standards No. 157 (“FAS 157”). FAS 157 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

24	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

	OCTOBER 31, 2008	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Investments in Securities	$8,885,459	$5,906,540	$2,978,919	—

3. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly in accordance with the following breakpoint schedule:

AVERAGE DAILY NET ASSETS	ANNUAL RATE
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	25

Notes to financial statements continued

During the period ended October 31, 2008, the Fund’s Class A, C, FI, R, I and IS shares had voluntary expense limitations in place of 1.05%, 1.80%, 1.05%, 1.30%, 0.80% and 0.80%, respectively.

During the period ended October 31, 2008, LMPFA waived its management fee in the amount of $11,427. In addition, the Fund was reimbursed for expenses amounting to $82,900.

The manager is permitted to recapture amounts previously voluntarily forgone or reimbursed by the manager to the fund during the same fiscal year if the fund’s total annual operating expenses have fallen to a level below the voluntary expense cap. In no case will the manager recapture any amount that would result, on any particular business day of the fund, in the fund’s total annual operating expenses exceeding the voluntary expense cap. The board has been apprised of the expense cap and recapture arrangement.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 1.00% on Class C shares, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the period ended October 31, 2008, LMIS and its affiliates did not receive sales charges on the sale of the Fund’s Class A shares. In addition, for the period ended October 31, 2008 there were no CDSC paid to LMIS and its affiliates.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

4. Investments

During the period ended October 31, 2008, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$7,743,322
Sales	162,717

At October 31, 2008, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$55,596
Gross unrealized depreciation	(1,114,082)
Net unrealized depreciation	$(1,058,486)

26	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, C, FI and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class C and R shares calculated at the annual rate of 0.75% and 0.25%, respectively, of the average daily net assets of each class. Distribution fees are accrued daily and paid monthly.

For the period ended October 31, 2008, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES*
Class A	$3,618	$8	$9,501
Class C	154	8	100
Class FI	38	8	100
Class R	76	7	100
Class I	—	8	100
Class IS	—	8	100
Total	$3,886	$47	$10,001

*	Amount shown are exclusive of waivers.

For the period ended October 31, 2008 class specific waivers and/or reimbursements were as follows:

WAIVERS/ REIMBURSEMENTS
Class A	$89,572
Class C	951
Class FI	951
Class R	951
Class I	951
Class IS	951
Total	$94,327

6. Distributions to shareholders by class

PERIOD ENDED OCTOBER 31, 2008†
Net Investment Income:
Class A	$27,587
Class C	232
Class FI	290
Class R	271
Class I	310
Class IS	310
Total	$29,000

†For	period August 29, 2008 (inception date) to October 31, 2008.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	27

Notes to financial statements continued

7. Shares of beneficial interest

At October 31, 2008, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	YEAR ENDED OCTOBER 31, 2008†
	SHARES	AMOUNT
Class A
Shares sold	845,526	$9,624,123
Shares issued on reinvestment	2,543	27,587
Net increase	848,069	$9,651,710
Class C
Shares sold	9,083	$103,000
Shares issued on reinvestment	21	232
Net increase	9,104	$103,232
Class FI
Shares sold	8,772	$100,000
Shares issued on reinvestment	27	290
Net increase	8,799	$100,290
Class R
Shares sold	8,772	$100,000
Shares issued on reinvestment	25	271
Net increase	8,797	$100,271
Class I
Shares sold	8,772	$100,000
Shares issued on reinvestment	28	310
Net increase	8,800	$100,310
Class IS
Shares sold	8,772	$100,000
Shares issued on reinvestment	28	310
Net increase	8,800	$100,310

†For	the period August 29, 2008 (inception date) to October 31, 2008.

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal period ended October 31, 2008 was as follows:

Distributions Paid From:
Ordinary income	$29,000

28	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

As of October 31, 2008, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$45,175
Capital loss carryforward*	(47,294)
Other book/tax temporary differences(a)	(4,044)
Unrealized appreciation/(depreciation)(b)	(1,058,486)
Total accumulated earnings/(losses) — net	$(1,064,649)

*	As of October 31, 2008, the Fund had the following net capital loss carryforward remaining:

YEAR OF EXPIRATION	AMOUNT
10/31/2016	$(47,294)

This amount will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the book/tax differences in the treatment of contingent payment debt securities.

9. Recent accounting pronouncements

In March 2008, FASB issued the Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161 requires enhanced disclosures about the Fund’s derivative and hedging activities, including how such activities are accounted for and their effect on the Fund’s financial position, performance and cash flows. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statements and related disclosures.

*  *  *

During September 2008, FASB Staff Position FAS 133-1 FASB Interpretation 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“Amendment”) was issued and is effective for annual and interim reporting periods ending after November 15, 2008. The Amendment requires enhanced disclosures regarding credit derivatives and hybrid financial instruments containing embedded credit derivatives. Management is currently evaluating the impact the adoption of the Amendment will have on the Fund’s financial statement disclosures.

Legg Mason Partners Equity Income Builder Fund 2008 Annual Report	29

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Equity Income Builder Fund, a series of Legg Mason Partners Equity Trust, as of October 31, 2008, and the related statements of operations and changes in net assets, and the financial highlights for the period from August 29, 2008 (commencement of operations) to October 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2008, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Equity Income Builder Fund as of October 31, 2008, and the results of its operations, the changes in its net assets and the financial highlights for the period from August 29, 2008 (inception date) to October 31, 2008, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 22, 2008

30	Legg Mason Partners Equity Income Builder Fund 2008 Annual Report

Board approval of management agreement and subadvisory agreements (unaudited)

At a meeting of the Fund’s Board of Trustees, the Board considered the initial approval for a two-year period of the Fund’s management agreement, pursuant to which Legg Mason Partners Fund Advisor, LLC (the “Manager”) provides the Fund with investment advisory and administrative services, and the Fund’s sub-advisory agreement, pursuant to which ClearBridge Advisors, LLC (the “Sub-Adviser”) provides day-to-day management of the Fund’s portfolio. (The management agreement and sub-advisory agreement are collectively referred to as the “Agreements.”) The Manager and the Sub-Adviser are wholly-owned subsidiaries of Legg Mason, Inc. The Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “Independent Trustees”)) of the Fund were assisted in their review by Fund counsel and independent legal counsel and met with independent legal counsel in executive sessions separate from representatives of the Manager and the Sub-Adviser. The Independent Trustees requested and received information from the Manager and the Sub-Adviser they deemed reasonably necessary for their review of the Agreements and the services to be provided by the Manager and the Sub-Adviser. Included was information about the Manager, the Sub-Adviser and the Fund’s distributor, as well as the management, sub-advisory and distribution arrangements for the Fund and other funds overseen by the Board.

In voting to approve the Agreements, the Independent Trustees considered whether the approval of the Agreements would be in the best interests of the Fund and its shareholders, an evaluation based on several factors including those discussed below.

Nature, extent and quality of the services to be provided to the fund under the management agreement and sub-advisory agreement

The Board received and considered information regarding the nature, extent and quality of services to be provided to the Fund by the Manager and the Sub-Adviser under the Management Agreement and Sub-Advisory Agreement, respectively. The Trustees also considered the Manager’s supervisory activities over the Sub-Adviser. In addition, the Independent Trustees received and considered other information regarding the administrative and other services to be rendered to the Fund and its shareholders by the Manager. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager in its management of other funds in the Legg Mason Partners fund complex, including the management of cash and short-term instruments, and the Manager’s role in coordinating the activities of the Sub-Adviser and the Fund’s other service providers. The Board’s evaluation of the services to be provided by the Manager and the Sub-Adviser took into account the Board’s knowledge and familiarity gained as Board members of funds in the Legg Mason Partners fund complex, including the scope and quality of the investment management and other capabilities of the Manager and the Sub-Adviser and the quality of the Manager’s administrative and other services. The Board observed that the scope of services provided by

Legg Mason Partners Equity Income Builder Fund	31

Board approval of management agreement and subadvisory agreements (unaudited) continued

the Manager had expanded over time as a result of regulatory and other developments, including maintaining and monitoring its own expanded compliance programs and the compliance program to be implemented for the Fund. The Board also considered the Manager’s response to recent regulatory compliance issues affecting the Manager and the Legg Mason Partners fund complex. The Board reviewed information received from the Manager and the Fund’s Chief Compliance Officer regarding the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s senior personnel and the portfolio management team that would be primarily responsible for the day-to-day portfolio management of the Fund. The Trustees noted that the portfolio managers were very experienced and managed other funds for which the Board is responsible. The Trustees then discussed with representatives of management the portfolio management strategy of the Fund’s portfolio managers. The Trustees noted that the Manager was committed to providing the resources necessary to assist the portfolio managers in managing the Fund. The Board also considered, based on its knowledge of the Manager and the Manager’s affiliates, the financial resources available to the Manager’s parent organization, Legg Mason, Inc.

The Board also considered the division of responsibilities between the Manager and the Sub-Adviser and the oversight to be provided by the Manager. The Board also considered the Manager’s and the Sub-Adviser’s brokerage policies and practices, the standards applied in seeking best execution, the Manager’s policies and practices regarding soft dollars, and the existence of quality controls applicable to brokerage allocation procedures. In addition, management also reported to the Board on, among other things, its business plans, recent organizational changes, portfolio manager compensation plan and policy regarding portfolio managers’ ownership of fund shares.

The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided under the respective Agreement by the Manager and the Sub-Adviser.

Management fees and expense ratios

The Board reviewed and considered the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager in light of the nature, extent and quality of the management and sub-advisory services expected to be provided by the Manager and the Sub-Adviser, respectively. The Board noted that the Manager, and not the Fund, pays the sub-advisory fee to the Sub-Adviser and, accordingly, that the retention of the Sub-Adviser would not increase the fees and expenses to be incurred by the Fund. The Board also noted that the Manager will provide the Fund with regulatory compliance and administrative services, office facilities and Fund officers (including the Fund’s

32	Legg Mason Partners Equity Income Builder Fund

chief financial, chief legal and chief compliance officers), and that the Manager will coordinate and oversee the provision of services to the Fund by other fund service providers, including the Sub-Adviser.

The Board received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a framework of fees based on asset classes. Management also discussed with the Board the Fund’s proposed distribution arrangements, including how amounts to be received by the Fund’s distributors would be expended, and the estimated fees to be received and estimated expenses to be incurred in connection with such arrangements by affiliates of the Manager. Additionally, the Board received and considered information comparing the Fund’s Contractual Management Fee with those of a group of comparable retail front-end load funds, which showed that the Fund’s Contractual Management Fee was competitive with the management fees paid by such other funds.

Economies of scale

The Board noted that the Manager instituted breakpoints in the Fund’s Contractual Management Fee, reflecting the potential for reducing the Contractual Management Fee as the Fund’s assets grow. The Board noted that, as a new fund, the Fund’s assets had not yet reached the specified asset level at which a breakpoint to its Contractual Management Fee would be triggered. The Board noted, however, that the Contractual Management Fee increases the potential for sharing economies of scale with shareholders as the Fund’s assets grow than if no breakpoints were in place. The Board also noted that as the Fund’s assets increase over time, the Fund and its shareholders should realize other economies of scale as certain expenses, such as fixed fund fees, become a smaller percentage of overall assets. The Board noted that it appeared that the benefits of any economies of scale also would be appropriately shared with shareholders through increased investment in fund management and administration resources.

Taking all of the above into consideration, the Board determined that the management fee was reasonable in light of the comparative expense information and the nature, extent and quality of the services expected to be provided to the Fund under the Agreements.

Other benefits to the manager

The Board considered other benefits expected to be received by the Manager and its affiliates, including the Sub-Adviser, as a result of the Manager’s relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders. In light of the expected costs of providing investment management and other services to the Fund and the Manager’s commitment to the Fund, the other ancillary benefits that the Manager and its affiliates expect to receive were considered reasonable.

Legg Mason Partners Equity Income Builder Fund	33

Board approval of management agreement and subadvisory agreements (unaudited) continued

Based on their discussions and considerations, including those described above, the Trustees approved the Management Agreement and the Sub-Advisory Agreement.

No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement and the Sub-Advisory Agreement.

34	Legg Mason Partners Equity Income Builder Fund

Additional information (unaudited)

Information about Trustees and Officers

The business and affairs of Legg Mason Partners Equity Income Builder Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Legg Mason Partners Shareholder Services at 1-800-451-2010.

NON-INTERESTED TRUSTEES
PAUL R. ADES c/o R. Jay Gerken, CFA, Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue, New York, NY 10018
Birth year	1940
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Law Firm of Paul R. Ades, PLLC (since 2000)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None
ANDREW L. BREECH c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1952
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1991
Principal occupation(s) during past five years	President, Dealer Operating Control Service, Inc. (automotive retail management) (since 1985)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None

Legg Mason Partners Equity Income Builder Fund	35

Additional information (unaudited) continued

Information about Trustees and Officers

DWIGHT B. CRANE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Independent Consultant (since 1969); Professor, Harvard Business School (from 1969 to 2007)
Number of portfolios in fund complex overseen by Trustee	59
Other board memberships held by Trustee	None
ROBERT M. FRAYN, JR. c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1934
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None
FRANK G. HUBBARD c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	President, Avatar International, Inc. (Business Development) (since 1998)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None

36	Legg Mason Partners Equity Income Builder Fund

HOWARD J. JOHNSON c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	From 1981 to 1998 and 2000 to Present
Principal occupation(s) during past five years	Chief Executive Officer, Genesis Imaging LLC (technology company) (since 2003)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None
DAVID E. MARYATT c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1936
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Private Investor; President and Director, ALS Co. (real estate management and development firm) (since 1993)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None
JEROME H. MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1995
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None

Legg Mason Partners Equity Income Builder Fund	37

Additional information (unaudited) continued

Information about Trustees and Officers

KEN MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1942
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	President, Young Stuff Apparel Group, Inc. (apparel manufacturer) (since 1963)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None
JOHN J. MURPHY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	President, Murphy Capital Management (investment advice) (since 1983)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	Director, Nicholas Applegate funds; Trustee, Consulting Group Capital Markets Funds; Formerly, Director, Atlantic Stewardship Bank (from 2004 to 2005); Director, Barclays International Funds Group Ltd. and affiliated companies (from 1983 to 2003)
THOMAS F. SCHLAFLY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1948
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Of Counsel, Husch Blackwell Sanders LLP (law firm) (since 1984); President, The Saint Louis Brewery, Inc. (brewery) (since 1989)
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	Director, Citizens National Bank St. Louis, Maplewood, MO (since 2006)

38	Legg Mason Partners Equity Income Builder Fund

JERRY A. VISCIONE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	57
Other board memberships held by Trustee	None
INTERESTED TRUSTEE
R. JAY GERKEN, CFA[3] Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Trustee President, Chairman, and Chief Executive Officer
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 163 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; President of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; Formerly, Chairman, Smith Barney Fund Management LLC (“SBFM”) and CitiFund Management Inc. (“CFM”) (from 2002 to 2005); Formerly, Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (from 2002 to 2005)
Number of portfolios in fund complex overseen by Trustee	148
Other board memberships held by Trustee	Trustee, Consulting Group Capital Markets Funds (from 2002 to 2006)
OFFICERS
KAPREL OZSOLAK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1965
Position(s) held with Fund[1]	Chief Financial Officer and Treasurer
Term of office[1] and length of time served[2]	Since 2004
Principal occupation(s) during past five years	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2002 to 2004)

Legg Mason Partners Equity Income Builder Fund	39

Additional information (unaudited) continued

Information about Trustees and Officers

TED P. BECKER Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Chief Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Formerly, Managing Director of Compliance at CAM or its predecessor (from 2002 to 2005)
JOHN CHIOTA Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1968
Position(s) held with Fund[1]	Chief Anti-Money Laundering Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse
ROBERT I. FRENKEL Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1954
Position(s) held with Fund[1]	Secretary and Chief Legal Officer
Term of office[1] and length of time served[2]	Since 2003
Principal occupation(s) during past five years	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)
THOMAS C. MANDIA Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1962
Position(s) held with Fund[1]	Assistant Secretary
Term of office[1] and length of time served[2]	Since 2000
Principal occupation(s) during past five years	Managing Director and Deputy General Counsel of Legg Mason (since 2005); Managing Director and Deputy General Counsel for CAM (from 1992 to 2005)

40	Legg Mason Partners Equity Income Builder Fund

ALBERT LASKAJ Legg Mason 55 Water Street, New York, NY 10041
Birth year	1977
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2007
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2008); Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); Formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005)
STEVEN FRANK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1967
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2005
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2002); Controller of certain mutual funds associated with Legg Mason or its predecessors (since 2005); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005)

[1]	Each Trustee and Officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

[2]	Indicates the earliest year in which the Trustee or Officer became a Board Member or Officer, as applicable for a fund in the Legg Mason Partners funds complex.

[3]	Mr. Gerken is an “interested person” of the Trust as defined in the 1940 Act, because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

Legg Mason Partners Equity Income Builder Fund	41

Important tax information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended October 31, 2008:

Record date:	9/29/2008
Payable date:	9/30/2008
Ordinary income:
Qualified dividend income for individuals	62.17%
Dividends qualifying for the dividends
received deduction for corporations	53.79%

Please retain this information for your records.

42	Legg Mason Partners Equity Income Builder Fund

Legg Mason Partners Equity Income Builder Fund

Trustees

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn Jr.

R. Jay Gerken, CFA
Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly

Jerry A. Viscione

Investment manager

Legg Mason Partners Fund Advisor, LLC

Subadviser

ClearBridge Advisors, LLC

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank and Trust Company

Transfer agent

PNC Global Investment Servicing (formerly, PFPC Inc.)

4400 Computer Drive

Westborough,

Massachusetts 01581

Independent registered public accounting firm

KPMG LLP

345 Park Avenue

New York, New York 10154

Legg Mason Partners Equity Income Builder Fund

The Fund is a separate investment series of Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND

Legg Mason Partners Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of shareholders of Legg Mason Partners Equity Income Builder Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2008 Legg Mason Investors Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked ninth-largest money manager in the world, according to Pensions & Investments, May 26, 2008, based on 12/31/07 worldwide assets under management.

www.leggmason.com/individualinvestors

©2008 Legg Mason Investor Services, LLC Member FINRA, SIPC

FDXX011495 12/08 SR08-717

NOT PART OF THE ANNUAL REPORT